EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Reports Second quarter 2021 Results

Sparta, Michigan – July 28, 2021 – ChoiceOne Financial Services, Inc. ("ChoiceOne", NASDAQ:COFS), the parent company for ChoiceOne Bank, reported financial results for the quarter ended June 30, 2021.

Significant items impacting comparable second quarter 2021 and 2020 results include the following:

§

On July 1, 2020, ChoiceOne completed the merger of Community Shores Bank Corporation ("Community Shores"), the former parent company of Community Shores Bank, with and into ChoiceOne with ChoiceOne surviving the merger.  Community Shores Bank was consolidated with and into ChoiceOne Bank (the "Bank") effective October 16, 2020. The total assets, loans and deposits acquired in the merger with Community Shores were approximately $244.0 million, $173.9 million and $227.8 million, respectively.

§

There were no merger-related expenses in the first half of 2021.  ChoiceOne incurred tax-effected merger-related expenses of approximately $462,000 and $744,000, respectively ($0.06 per diluted share and $0.10 per diluted share, respectively), for the second quarter and six months ended June 30, 2020.

Financial Highlights

§	Net income of $5,043,000 and $11,281,000 for the three and six months ended June 30, 2021 compared to $4,430,000 and $7,684,000 in the same periods in 2020.

§	Diluted earnings per share of $0.65 and $1.45 in the three and six months ended June 30, 2021 compared to $0.61 and $1.06 per share in the same periods in the prior year.

§	In the second quarter and first half of 2021, $37.7 million and $115.8 million of Paycheck Protection Program ("PPP") loans were forgiven resulting in $756,000 and $2.4 million of fee income, respectively. $3.9 million in PPP fee income remains deferred as of June 30, 2021.

§	Total deposits grew $40.8 million in the second quarter of 2021 and $556.4 million since the second quarter of 2020. $227.8 million of the year over year growth was related to the merger with Community Shores which closed on July 1, 2020.

§

ChoiceOne repurchased approximately 116,000 shares for $2.9 million, or a weighted average all-in cost per share of $25.04, during the second quarter of 2021. This was part of the common stock repurchase program announced in April 2021 which authorized repurchases of up to 390,114 shares, representing 5% of the total outstanding shares of common stock as of the date the plan was adopted.  This program replaced and superseded all prior repurchase programs for ChoiceOne.

§

In an effort to deploy deposit growth, ChoiceOne grew its securities portfolio $137.5 million in the second quarter of 2021 and $490.1 million in the twelve months ended June 30, 2021.  We believe our portfolio will provide a natural hedge for floating rate loans and investments are sufficiently short-term to allow us to grow loans organically as good credits become available.

§	In April 2021, ChoiceOne invested in the JAM FINTOP Banktech, L.P. fund to strategically develop partnerships as we build the Bank's digital offerings.

ChoiceOne reported net income of $5,043,000 for the second quarter of 2021 compared to $4,430,000 in the same period in 2020. Diluted earnings per share were $0.65 in the second quarter of 2021 compared to $0.61 per share in the second quarter of the prior year.  Excluding $462,000 in tax-effected merger related expenses, net income for the second quarter of 2020 was $4,892,000 and $0.67 per diluted share.  Net income for the first six months of 2021 was $11,281,000 or $1.45 per diluted share, compared to $7,684,000 or $1.06 per diluted share in the first half of 2020. Net income for the first half of 2020, excluding $744,000 of tax-effected merger expenses, was $8,428,000 or $1.16 per diluted share.

Total assets grew $50.8 million from March 31, 2021 to June 30, 2021.  ChoiceOne experienced $40.8 million in organic deposit growth during the second quarter of 2021.  Total assets grew $575.9 million in the twelve months ended June 30, 2021, $244.0 million of which was related to the merger with Community Shores.  Deposit growth during the twelve months ended June 30, 2021 was $556.4 million of which $227.8 million was related to the merger with Community Shores.  Organic deposit growth is partly due to how individuals and businesses have managed funds received under the various COVID-19 relief laws and programs.  Despite the large increase in deposits, ChoiceOne has been able to maintain low deposit costs.  Interest expense from deposits decreased $59,000 in the second quarter of 2021 and $564,000 in the first half of 2021 compared to the same periods in 2020.  Gross loans have declined $43.7 million in the three months ended June 30, 2021, which was comprised of $27.6 million in PPP loans forgiven net of new originations and $16.1 million of core loans.  In an effort to grow loans ChoiceOne has hired four experienced commercial lenders and bolstered our credit department in the first half of 2021.  In the second quarter and first half of 2021, $37.7 million and $115.8 million of Paycheck Protection Program (PPP) loans were forgiven resulting in $756,000 and $2.4 million of fee income, respectively.  $3.9 million in PPP fee income remains deferred as of June 30, 2021.  During the second quarter and first half of 2021, ChoiceOne recorded accretion income related to paydowns of acquired loans in the amount of $320,000 and $671,000, respectively.  In an effort to deploy deposit growth ChoiceOne grew its securities portfolio $137.5 million in the second quarter of 2021 and $490.1 million in the twelve months ended June 30, 2021.  We believe our portfolio will provide a natural hedge for floating rate loans and investments are sufficiently short-term to allow us to grow loans organically as good credits become available.  ChoiceOne incurred $166,000 in provision for loan losses expense during the second quarter of 2021 and $416,000 in the first half of 2021.  The remaining credit mark on acquired loans from the recent mergers with County Bank Corp. and Community Shores totaled $7.4 million as of June 30, 2021.  ChoiceOne has seen declining deferrals and very few past due loans as the economy recovers from the COVID-19 pandemic.

Total noninterest income was $4.7 million in the second quarter of 2021 compared to $6.8 million in the second quarter of 2020 which represented a decrease of $2.1 million.  Total noninterest income in the second quarter of 2020 was elevated by an investment portfolio restructuring which created $1.3 million in noninterest income.  Gains on sales of loans declined $1.2 million in the three months ended June 30, 2021 compared to the three months ended June 30, 2020.  Although mortgage rates are still low, ChoiceOne saw fewer refinancing of loans in the three months ended 2021 than in the same period in the prior year and housing inventory continues to be less than demand in ChoiceOne's market areas.  The stock market dipped sharply in March 2020 related to the COVID-19 pandemic which affected securities held by ChoiceOne.  Since that time ChoiceOne has seen the value of equity investments held climb to pre-pandemic levels.  Changes in market value of equity securities saw a decline in the three months ended June 30, 2021, and an increase in the six months ended June 30, 2021, in each case when compared to the same time periods in 2020.

Total noninterest expense increased $979,000 in the second quarter of 2021 and $3.1 million in the first half of 2021 compared to the same time periods in 2020.  Much of the increase was caused by the increase in scale related to the merger with Community Shores.

“We are pleased to see customers showing signs of economic recovery leading to strong asset quality as we emerge from the COVID-19 pandemic and finish June 2021 with our strongest first half income to date” said Chief Executive Officer of ChoiceOne, Kelly Potes. “We were also pleased to use our capital to invest further into ChoiceOne through our stock repurchase program.  With repurchases completed during the second quarter of 2021, we estimate resulting earnings per share accretion of approximately $0.04 annually.  There are roughly 274,000 shares remaining in the ChoiceOne stock repurchase program at the end of June 30, 2021.”

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. Member FDIC. ChoiceOne Bank operates 34 offices in parts of Kent, Lapeer, Macomb, Muskegon, Newaygo, Ottawa, and St. Clair counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit Investor Relations at ChoiceOne’s website at choiceone.com.

Non-GAAP Financial Measures

This press release contains references to certain financial measures that are not defined in U.S. generally accepted accounting principles ("GAAP"). Management believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the underlying financial performance of ChoiceOne.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. ChoiceOne’s method of calculating these non-GAAP financial measures may differ from methods used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. See Non-GAAP Reconciliation.

Forward-Looking Statements

This release may contain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward looking statements. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

The COVID-19 pandemic is adversely affecting us and our customers, counterparties, and third-party service providers. The ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Additional risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020.

EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-7366 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

Condensed Balance Sheets
(Unaudited)

(In thousands)	6/30/2021	3/31/2021	6/30/2020
Cash and Cash Equivalents	$95,318	$135,328	$66,791
Securities	871,964	734,435	381,901
Loans Held For Sale	12,884	18,736	10,860
Loans to Other Financial Institutions	-	7,312	49,895
Loans, Net of Allowance For Loan Losses	996,638	1,027,343	902,243
Premises and Equipment	29,978	29,870	23,779
Cash Surrender Value of Life Insurance Policies	33,128	32,938	32,363
Goodwill	59,946	59,946	52,593
Core Deposit Intangible	4,610	4,961	5,299
Other Assets	16,465	19,234	19,355

Total Assets	$2,120,931	$2,070,103	$1,545,079

Noninterest-bearing Deposits	$527,964	$515,552	$392,086
Interest-bearing Deposits	1,352,771	1,324,412	932,222
Borrowings	5,781	6,599	10,179
Other Liabilities	5,894	4,901	7,969

Total Liabilities	1,892,410	1,851,464	1,342,456

Shareholders' Equity	228,521	218,639	202,623

Total Liabilities and Shareholders’ Equity	$2,120,931	$2,070,103	$1,545,079

Condensed Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
(In Thousands, Except Per Share Data)	6/30/2021	6/30/2020	6/30/2021	6/30/2020
Interest Income
Loans, including fees	$11,565	$10,821	$24,247	$21,063
Securities and other	3,854	2,042	6,827	4,461
Total Interest Income	15,419	12,863	31,074	25,524

Interest Expense
Deposits	839	898	1,719	2,283
Borrowings	72	86	159	224
Total Interest Expense	911	984	1,878	2,507

Net Interest Income	14,508	11,879	29,196	23,017
Provision for Loan Losses	166	1,000	416	1,775

Net Interest Income After Provision for Loan Losses	14,342	10,879	28,780	21,242

Noninterest Income
Customer service charges	2,134	1,402	4,054	3,247
Insurance and investment commissions	198	153	471	279
Gains on sales of loans	1,771	2,996	3,917	4,739
Gains on sales of securities	2	1,341	3	1,343
Trust income	253	202	425	372
Earnings on life insurance policies	191	192	377	384
Change in market value of equity securities	(119)	443	489	54
Other income	302	22	596	265
Total Noninterest Income	4,732	6,751	10,332	10,683

Noninterest Expense
Salaries and benefits	6,999	6,359	14,167	11,487
Occupancy and equipment	1,498	1,359	3,053	2,629
Data processing	1,673	1,568	3,102	3,052
Professional fees	943	914	1,672	1,676
Core deposit intangible amortization	352	354	659	707
Other expenses	1,664	1,596	3,004	3,015
Total Noninterest Expense	13,129	12,150	25,657	22,566

Income Before Income Tax	5,945	5,480	13,455	9,359
Income Tax Expense	902	1,050	2,174	1,675

Net Income	$5,043	$4,430	$11,281	$7,684

Basic Earnings Per Share	$0.65	$0.61	$1.45	$1.06
Diluted Earnings Per Share	$0.65	$0.61	$1.45	$1.06

Non-GAAP Reconciliation

(Unaudited)

In addition to analyzing ChoiceOne's results on a reported basis, management reviews ChoiceOne's results and the results on an adjusted basis. The non-GAAP measures presented in the table below reflect the adjustments of the reported U.S. GAAP results for significant items that management does not believe are reflective of ChoiceOne's current and ongoing operations.

	Three Months Ended		Six Months Ended
(In Thousands, Except Per Share Data)	6/30/2021	6/30/2020	6/30/2021	6/30/2020
Income before income tax	$5,945	$5,480	$13,455	$9,359
Adjustment for merger-related expenses	-	517	-	819
Adjusted income before income tax	$5,945	$5,997	$13,455	$10,178

Income tax expense	$902	$1,050	$2,174	$1,675
Tax impact on adjustment for merger-related expenses	-	55	-	75
Adjusted income tax expense	$902	$1,105	$2,174	$1,750

Net income	$5,043	$4,430	$11,281	$7,684
Adjusted net income	$5,043	$4,892	$11,281	$8,428

Basic earnings per share	$0.65	$0.61	$1.45	$1.06
Diluted earnings per share	$0.65	$0.61	$1.45	$1.06
Adjusted basic earnings per share	$0.65	$0.67	$1.45	$1.16
Adjusted diluted earnings per share	$0.65	$0.67	$1.45	$1.16

Other Selected Financial Highlights

(Unaudited)

	Quarterly
Earnings	2021 2nd Qtr.	2021 1st Qtr.	2020 4th Qtr.	2020 3rd Qtr.	2020 2nd Qtr.
(in thousands except per share data)
Net interest income	$14,508	$14,688	$13,992	$14,062	$11,879
Provision for loan losses	166	250	1,000	1,225	1,000
Noninterest income	4,732	5,600	5,689	6,326	6,751
Noninterest expense	13,129	12,528	13,769	14,549	12,150
Net income before federal income tax expense	5,945	7,510	4,912	4,614	5,480
Income tax expense	902	1,272	812	785	1,050
Net income	5,043	6,238	4,100	3,829	4,430
Basic earnings per share	0.65	0.80	0.53	0.49	0.61
Diluted earnings per share	0.65	0.80	0.52	0.49	0.61

End of period balances	2021 2nd Qtr.	2021 1st Qtr.	2020 4th Qtr.	2020 3rd Qtr.	2020 2nd Qtr.
(in thousands)
Loans	$1,017,472	$1,061,131	$1,117,798	$1,169,686	$968,748
Securities	871,964	734,435	585,687	402,776	381,901
Other interest-earning assets	64,407	106,279	40,614	85,957	34,139
Total earning assets (before allowance)	1,953,843	1,901,845	1,744,099	1,658,419	1,384,788
Total assets	2,120,931	2,070,103	1,919,342	1,828,984	1,545,079
Noninterest-bearing deposits	527,964	515,552	477,654	447,548	392,086
Interest-bearing deposits	1,352,771	1,324,412	1,196,924	1,138,822	932,222
Total deposits	1,880,735	1,839,964	1,674,578	1,586,370	1,324,308
Total borrowed funds	5,781	6,599	12,416	13,234	10,179
Total interest-bearing liabilities	1,358,552	1,331,011	1,209,340	1,152,056	942,401
Shareholders' equity	228,521	218,639	227,268	222,926	202,623

Average Balances	2021 2nd Qtr.	2021 1st Qtr.	2020 4th Qtr.	2020 3rd Qtr.	2020 2nd Qtr.
(in thousands)
Loans	$1,041,118	$1,080,181	$1,132,711	$1,139,634	$942,558
Securities	824,753	639,803	458,350	373,364	368,505
Other interest-earning assets	57,782	84,822	67,241	125,991	27,395
Total earning assets (before allowance)	1,923,653	1,804,806	1,658,302	1,638,989	1,338,458
Total assets	2,091,900	1,989,760	1,870,136	1,839,051	1,515,327
Noninterest-bearing deposits	533,877	479,649	482,271	467,709	365,936
Interest-bearing deposits	1,327,836	1,266,356	1,153,337	1,128,085	914,459
Total deposits	1,861,713	1,746,005	1,635,608	1,595,794	1,280,395
Total borrowed funds	5,881	11,561	6,561	13,240	20,368
Total interest-bearing liabilities	1,333,717	1,277,917	1,159,898	1,141,325	934,827
Shareholders' equity	224,993	224,257	224,340	222,602	197,972

Performance Ratios	2021 2nd Qtr.	2021 1st Qtr.	2020 4th Qtr.	2020 3rd Qtr.	2020 2nd Qtr.

Return on average assets	0.96%	1.25%	0.88%	0.83%	1.17%
Return on average equity	8.97%	11.13%	7.31%	6.88%	8.95%
Net interest margin (fully tax-equivalent)	3.05%	3.15%	3.27%	3.45%	3.47%
Efficiency ratio	64.70%	61.20%	67.17%	67.71%	69.49%
Full-time equivalent employees	362	355	369	369	369